PRINCIPAL UNDERWRITER'S AGREEMENT

VARIABLE INSURANCE PRODUCTS SUN LIFE (N.Y.)

Effective: February 1, 2003

THIS PRINCIPAL UNDERWRITER'S AGREEMENT is entered into by and among Sun Life Insurance and Annuity Company of New York (the "Insurance Company"), a New York corporation, and Clarendon Insurance Agency Inc. ("Clarendon"), a Massachusetts corporation.

WITNESSETH

WHEREAS, Insurance Company proposes to issue and offer for sale certain insurance and annuity contracts as designated by Insurance Company from time to time (the Plans), which are deemed to be securities under the Securities Act of 1933, as amended; and

WHEREAS, Clarendon is registered as a broker-dealer with the Securities and Exchange Commission (the SEC) under the Securities Exchange Act of 1934, as amended (the 1934 Act), and is a member of the National Association of Securities Dealers, Inc. (the NASD); and

WHEREAS, Clarendon agrees to serve as the principal underwriter/general distributor with respect to the Plans for securities law purposes in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by all parties, the parties hereto agree as follows:

I. The Plans

A. Type of plans

The Plans to which this Agreement applies are the variable insurance products issued by Insurance Company from time to time.

B. Suspension/Restriction

Insurance Company may, at its sole discretion, suspend or restrict in any manner the sale or method of distribution of all or any of the Plans, including sales by all or any individuals licensed to sell Insurance Company's products. If any suspension or restriction is required by any regulatory authority having appropriate jurisdiction, written notice shall be given to Clarendon immediately upon receipt by Insurance Company of notice of such required suspension or restriction.

II. Distribution of the Plans

A. Distribution Agreements

As the principal underwriter, Clarendon will distribute the Plans pursuant to distribution agreements with financial intermediaries. All distribution agreements shall be subject to approval by Insurance Company. Insurance Company, on behalf of Clarendon as the principal underwriter, shall retain copies of all executed distribution agreements and all correspondence, memoranda and other documents relating to the distribution agreements.

B. Appointment and Termination of Representatives

(1) The distribution agreements shall provide for the appointment, as insurance agent, by Insurance Company of the financial intermediaries and their individual representatives. Insurance Company reserves the right to terminate any and all such appointments.

(2) All appointments and dismissals of individuals as representatives of Insurance Company shall be subject to all applicable laws, rules and regulations and to such written instructions and rules as Insurance Company may establish from time to time.

C. Payment of Commissions to Representatives

Unless otherwise agreed, all commission payments required to be made pursuant to the distribution agreements shall be made by Insurance Company, on behalf of Clarendon as principal underwriter, directly to the parties entitled thereto.

D. Sales Material and Other Documents

(1) Clarendon's Responsibilities

Clarendon shall be responsible for filing or causing to be filed all sales and advertising material for the Plans with the NASD, when applicable.

(2) Insurance Company's Responsibilities

Insurance Company shall make available to Clarendon, as necessary, Plan prospectuses, applications and sales and advertising material.

Insurance Company shall be responsible for the approval of sales and advertising material if required by state and other local insurance regulatory authorities. Insurance Company shall comply with New York Insurance Laws and Regulations applicable to such sales and advertising material.

(3) Insurance Company's Right to Approve

Insurance Company shall have the right to review and approve or disapprove all sales and advertising material to be used for the Plans.

III. Supervision of Insurance Company Associated Persons

Clarendon has and assumes full responsibility (including training, supervision and control) for the securities activities of all persons associated with Insurance Company in connection with the distribution, offer and sale of the Plans, as contemplated by the 1934 Act.

IV. Expense Reimbursement

Insurance Company agrees to reimburse Clarendon for the cost of the services provided by Clarendon to Insurance Company pursuant to this Agreement. The charge to Insurance Company for such services shall include all direct and directly allocable expenses, reasonably and equitably determined to be attributable to Insurance Company by Clarendon, plus a reasonable charge for direct overhead, the amount of such charge for overhead to be agreed upon by the parties from time to time.

Subject to New York Insurance Department Regulation 33, the bases for determining such charges to Insurance Company shall be those used by Clarendon for internal cost distribution including, where appropriate, unit costs or time records prepared at least annually for this purpose. Such bases shall be modified and adjusted by mutual agreement where necessary or appropriate to reflect fairly and equitably the actual incidence of costs incurred by Clarendon on behalf of Insurance Company.

Cost analyses will be made at least annually by Clarendon to determine, as closely as possible, the actual cost of services rendered to Insurance Company hereunder. Clarendon shall forward to Insurance Company the information developed by these analyses, and such information shall be used to develop bases for the distribution of expenses which more currently reflect the actual incidence of costs incurred by Clarendon on behalf of Insurance Company.

Clarendon's determination of charges hereunder shall be in accordance with New York Insurance Department Regulation 33 to the extent applicable and shall be presented to Insurance Company, and if Insurance Company objects to any such determination, it shall so advise Clarendon within thirty (30) days of receipt of notice of said determination. Unless the parties can reconcile any such objection, they shall agree to the selection of a firm of independent certified public accountants which shall determine the charges properly allocable to Insurance Company and shall, within a reasonable time, submit such determination, together with the basis therefor, in writing to Clarendon and Insurance Company, whereupon such determination shall be binding. The expenses of such a determination by a firm of independent certified public accountants shall be borne equally by Clarendon and Insurance Company.

Within thirty (30) days after the end of each calendar quarter, Clarendon will submit to Insurance Company a detailed written statement of the charges due from Insurance Company to Clarendon in the preceding calendar quarter, including charges not included in any previous statements, and any balance payable or to be refunded as shown in such statement shall be paid or refunded within thirty (30) days following receipt of such written statement by Insurance Company.

V. Books and Records

    Accounting Records and Documents; Audit Rights

    Clarendon shall be responsible for maintaining full and accurate accounts and records of all services it renders under this Agreement in accordance with applicable laws and regulations, including, but not limited to, New York Insurance Department Regulation 152, and such additional information as Insurance Company may reasonably request for purposes of its internal bookkeeping and accounting operations. Clarendon shall keep copies of such accounts and records insofar as they pertain to the services performed hereunder and the computation of any charges hereunder available at its principal offices for audit, inspection and copying by Insurance Company and persons authorized by it or any governmental agency having jurisdiction over Insurance Company during all reasonable business hours.

    In addition to the foregoing, Insurance Company may audit Clarendon, at Insurance Company's sole expense and upon reasonable notice, to ensure that security controls and operational management procedures are in place as required by this Agreement. Clarendon will also make available to Insurance Company, upon written notice, copies of any external audit reports produced for Clarendon with respect to the services provided under this Agreement. Clarendon acknowledges that the Superintendent of Financial Institutions of Canada (the "Canadian Superintendent") may find it necessary to have Insurance Company's material outsourcing arrangements reviewed, examined or caused to be examined. Accordingly, Clarendon undertakes and agrees as follows:

    (i) The Canadian Superintendent may exercise the right of Insurance Company relating to audit and inspection rights and monitoring procedures; and

    (ii) The Canadian Superintendent may have access to and make copies of any internal audit reports and associated working papers and recommendations prepared for or by Clarendon in respect of services being performed for Insurance Company, subject to the Canadian Superintendent agreeing to sign appropriate confidentiality documentation in form and content satisfactory to Clarendon.

    Clarendon will use commercially reasonable best efforts to seek the consent of its external auditor for the release to the Canadian Superintendent of any findings in the external audit of Clarendon (and associated working papers and recommendations) that addresses the services being performed for Insurance Company, subject to the Canadian Superintendent agreeing to sign appropriate confidentiality documentation in form and content satisfactory to Clarendon.

    Ownership of Business Records

All books, records, and files established and maintained by Clarendon by reason of its performance under this Agreement which, absent this Agreement, would have been held by Insurance Company, shall: (i) be deemed the property of Insurance Company; (ii) be maintained in accordance with applicable law and regulation, including, but not limited to, Regulation 152; and (iii) be subject to examination at all times by Insurance Company and persons authorized by it or any governmental agency having jurisdiction over Insurance Company.

Notwithstanding the foregoing, Insurance Company, as agent for Clarendon, shall confirm to each applicant for, and purchaser of, an SEC-registered Plan, in accordance with Rule 10b-10 under the 1934 Act acceptance of premiums and such other transactions as are required by Rule 10b-10 or administrative interpretations thereunder. Insurance Company shall maintain and preserve books and records with respect to such confirmations in conformity with the requirements of Rules 17a-3 and 17a-4 under the 1934 Act to the extent such requirements apply. The books, accounts and records of Insurance Company, Clarendon, the SEC-registered Plans and as to all transactions hereunder shall be maintained so as to disclose clearly and accurately the nature and details of the transactions. Insurance Company shall maintain, as agent for Clarendon, such books and records of Clarendon pertaining to the distribution and servicing of the Plans as required by the 1934 Act as may be mutually agreed upon by them, including but not limited to maintaining a record of selling firms and of the payment of commissions and other payments or service fees to selling firms. In addition, Insurance Company, as agent for Clarendon, shall maintain and preserve such additional accounts, books and other records as are required of Clarendon by the 1934 Act. Insurance Company shall maintain all such books and records and hold such books and records on behalf of and as agent for Clarendon whose property they are and shall remain, and acknowledges that such books and records are at all times subject to inspection by the SEC in accordance with Section 17(a) of the 1934 Act, NASD, and all other regulatory bodies having jurisdiction.

VI. Other Provisions
    Approval of Practices and Procedures

    Insurance Company shall have the right to review and suggest revisions to the standards, practices and procedures utilized by Clarendon in fulfilling its obligations under this Agreement. Insurance Company reserves the right, from time to time, to prescribe reasonable rules and regulations respecting the conduct of the business covered hereby, as relates to the Plans.

    Policyholder Communications

In providing services under this Agreement, Clarendon agrees that any and all personal contact or communication, both oral and written, with Insurance Company's policyholders, insureds, beneficiaries and applicants will be done in the name of and on behalf of Insurance Company. Clarendon agrees to use Insurance Company's letterhead for all such written communications. Clarendon further agrees that if any of its employees who have direct contact with Insurance Company's policyholders, insureds, beneficiaries or applicants perform such services from a location outside the State of New York, Clarendon will establish and maintain a toll-free telephone number for use by Insurance Company's policyholders, insureds, beneficiaries and applicants.

C. Limitations and Authority

Clarendon shall have authority only as expressly granted in this Agreement. No party to this Agreement shall enter into any proceeding in a court of law or before a regulatory agency in the name of any other party, without the express written consent of that party. If any legal or administrative proceedings are commenced against any party arising out of the obligations, duties or services performed under this Agreement by any third party or any federal, state or other governmental or regulatory authority, that party, as the case may be, shall immediately notify the other parties of this fact.

D. Waiver

Failure of any party to insist upon strict compliance with any of the conditions or provisions of this Agreement shall not be construed as a waiver of any of such conditions or provision; and this Agreement shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

E. Fidelity Bond

Clarendon will maintain whatever fidelity bond as may be required by Insurance Company, and such bond shall be of a type and amount and issued by a reputable company, satisfactory to Insurance Company.

F. Binding Effect; Entire Agreement

This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective successors and assigns. This Agreement constitutes the sole and entire understanding of the parties with respect to the services to be provided with respect to the Plans and supersedes all prior oral or written agreements between or among the parties with respect to the services contemplated by this Agreement.

G. Notices

All notices, requests, demands and other communication under this Agreement shall be in writing, and shall be deemed to have been given on the date of service if served personally on the party to whom notice is to be given, or as of the date of mailing, if sent by First Class Mail, Registered or Certified, postage prepaid and promptly addressed as follows:

TO INSURANCE COMPANY:

Sun Life Insurance and Annuity Company of New York

122 East 42nd Street, Suite 1900

New York, NY 10017

Attention: Secretary

with a copy to:

Sun Life Assurance Company of Canada (U.S.)

One Sun Life Executive Park

Wellesley Hills, MA 02481

Attention: Legal Department

TO CLARENDON:

Clarendon Insurance Agency Inc.

One Sun Life Executive Park

Wellesley Hills, MA 02481

Attention: Secretary

H. Governing Law

This Agreement shall be governed by a construed in accordance with the laws of the State of New York.

I. Compliance

All parties agree to observe and comply with all applicable federal, state and local laws, rules and regulations in the performance of this Agreement.

J. Termination

This Agreement may be terminated by either party upon thirty (30) days prior written notice to the other party, or upon immediate written notice to the other party in the event of a breach of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, each of the undersigned parties has executed this Agreement, by its duly authorized officers, to be effective this 1st day of February, 2003.

SUN LIFE INSURANCE AND ANNUITY COMPANY OF NEW YORK

________________________________

Philip K. Polkinghorn, For the President

________________________________

Jane S. Grosso, For the Secretary

CLARENDON INSURANCE AGENCY, INC.

By: ________________________________

Name: William T. Evers

Title: Assistant Secretary

By: _______________________________

Name: George E. Maden

Title: Secretary

gc:\evers 02\Intercompany Agts\Principal Underwriter Agt New York.doc